Exhibit 99

Gander Mountain Company Reports Second Quarter Results;
35% Increase in Total Sales

MINNEAPOLIS, August 18, 2004 — Gander Mountain Company (Nasdaq: GMTN) today reported sales and earnings results for the second quarter ended July 31, 2004.

Total sales for the second quarter of fiscal 2004 increased 35%, or $33.3 million, to $128.1 million. Comparable store sales increased 1.8% on top of a 15.5% increase in the second quarter of fiscal 2003.  The net loss for the quarter was $3.7 million compared with a net loss of $4.4 million in the second quarter of fiscal 2003.

For the 26 weeks ended July 31, 2004, sales increased $62.6 million, or 38%, to $226.8 million.  Comparable store sales increased 4.8%.  The net loss for the 26 weeks ended July 31, 2004 was $17.3 million, compared with a net loss of $15.6 million for the 26 weeks ended August 2, 2003.

On April 26, 2004, Gander Mountain closed its initial public offering of 6,583,750 shares of its common stock and converted existing preferred stock to common stock.  On a GAAP basis, the per share net loss for the second quarter of 2004 was $0.26 per common share compared with a net loss of $8.75 per common share for the second quarter of fiscal 2003.  For the 26 weeks ended July 31, 2004 on a GAAP basis, the Company’s net loss was $2.71 per common share compared with a net loss of $24.56 per common share for the 26 weeks ended August 2, 2003.  Giving effect to the conversion of preferred shares and the application of the net proceeds of the offering as of the beginning of each period presented, pro forma net loss for the second quarter of fiscal 2004 was unchanged from the GAAP net loss of $3.7 million, or $0.26 per share, compared to a pro forma net loss of $3.5 million, or $0.25 per share, for the second quarter of last year.  Pro forma net loss for the 26 weeks ended July 31, 2004 was $16.3 million, or $1.15 per share, compared to a pro forma net loss of $14.2 million, or $1.09 per share, for the 26 weeks ended August 2, 2003.

“Our industry leading 35% sales growth this quarter reflects our focus on both comparable store performance and new store development,” said Mark Baker, President and CEO.  “We are on track to meet our overall financial plan for 2004 as we move into the higher volume third and fourth quarters.”

During the second quarter of fiscal 2004, the Company opened stores in Fredricksburg, VA, Indianapolis, IN and Coldwater, MI, bringing total square footage to 2.9 million, an increase of 34% over the prior year. The Company operates 70 stores in ten states.

“During the third quarter, Gander Mountain expects to continue on pace as the fastest-growing outdoor lifestyle retailer,” Baker added. “We plan to open an additional 14 stores before year end, including two relocations and five stores in new markets — Texas, Kentucky and Colorado.  Strong brand recognition and positive response to our outdoor lifestyle store concept are evident even as we enter new markets.  Our more than 4,000 dedicated associates continue to lead the industry in serving every customer.”

Fiscal 2004 Outlook

The Company’s current outlook for fiscal 2004 is based on current expectations and includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act as described later in this release.

Full Fiscal Year 2004-

•      The Company expects to open 19 new stores, including two relocations, during the year, representing incremental square footage of approximately 1.2 million square feet.

•      Sales are expected to reach $675-$700 million, an increase of 38% to 43% over fiscal 2003.

•      Comparable store sales are expected to increase by approximately 3% to 5%.

•      Income before income taxes is expected to be $16-$21 million, compared with $1.5 million in fiscal 2003.

Conference Call Information

A conference call to discuss these results will be held today at 8:00 a.m. Central Time.

The conference call will be webcast from www.GanderMountain.com. To register for the event, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.  The call will also be available to investors and analysts by phone at (800) 811-7286, passcode 915714.

For those who cannot listen to the live broadcast, an archived webcast will be available shortly after the conclusion of the call, and remain available on www.GanderMountain.com for approximately 90 days.

About Gander Mountain Company

Gander Mountain Company, headquartered in Minneapolis, Minnesota, is a leading specialty retailer that serves the needs of outdoor lifestyle enthusiasts, with a particular focus on hunting, fishing and camping.  Focused on a “We Live Outdoors” culture, Gander Mountain stores offer competitively priced national, regional and owned brand outdoor equipment, accessories, related technical apparel and footwear.  There are currently 70 Gander Mountain outdoor lifestyle stores in ten states.  For the nearest Gander Mountain store location, call 800-282-5993 or visit www.GanderMountain.com.

Cautionary Note Regarding Forward-Looking Statements
Any statements in this release that are not historical or current facts are forward-looking statements.  All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  Certain of these risks and uncertainties are described in the “Risk Factors” section of the final prospectus relating to our initial public offering, as filed with the SEC, as well as in our subsequent reports filed with the SEC, which are available at our website at www.GanderMountain.com and at the SEC’s website at www.sec.gov.

Contacts:               Sharon K. Link

Senior Vice President, Finance and Administration

952-830-8000

Bob Burton

IR Squared

678-576-2991

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Gander Mountain Company

Condensed Statements of Operations - Unaudited

(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	July 31, 2004	August 2, 2003	July 31, 2004	August 2, 2003
Sales	$128,096	$94,821	$226,815	$164,247
Cost of goods sold	96,558	72,571	176,010	129,875
Gross profit	31,538	22,250	50,805	34,372

Operating expenses:
Store operating expenses	26,968	18,135	50,600	34,296
General and administrative expenses	6,115	5,601	12,613	10,674
Pre-opening expenses	1,246	1,661	2,477	2,980
Loss from operations	(2,791)	(3,147)	(14,885)	(13,578)
Interest expense, net	895	1,241	2,397	2,057
Loss before income taxes	(3,686)	(4,388)	(17,282)	(15,635)
Income tax provision (benefit)	—	—	—	—
Net loss	(3,686)	(4,388)	(17,282)	(15,635)

Less preferred stock dividends	—	4,131	4,305	8,262

Loss applicable to common shareholders	$(3,686)	$(8,519)	$(21,587)	$(23,897)

Basic and diluted loss applicable to common shareholders per share	$(0.26)	$(8.75)	$(2.71)	$(24.56)

Weighted average common shares outstanding	14,222	973	7,962	973

Pro Forma Data (1) (Basic and Diluted)
Pro forma loss applicable to common shareholders	$(3,686)	$(3,468)	$(16,340)	$(14,163)
Pro forma loss applicable to common shareholders per share	$(0.26)	$(0.25)	$(1.15)	$(1.09)
Pro forma weighted average common shares outstanding	14,222	14,089	14,222	13,022

Reconciliation of Pro Forma Data to GAAP
Loss applicable to common shareholders	$(3,686)	$(8,519)	$(21,587)	$(23,897)
Preferred stock dividends	—	4,131	4,305	8,262
Interest expense reduction	—	920	942	1,472
Pro forma net loss applicable to common shareholders	$(3,686)	$(3,468)	$(16,340)	$(14,163)

Weighted average common shares outstanding	14,222	973	7,962	973
Conversion of preferred stock	—	6,665	3,149	6,665
Additional shares issued in IPO	—	6,451	3,111	5,384
Pro forma weighted average common shares outstanding	14,222	14,089	14,222	13,022

(1) The Company believes the use of pro forma results provides more meaningful information due to the significant increase in share count as a result of the closing of the Company’s initial public offering on April 26, 2004 and the conversion of convertible preferred stock into shares of common stock on that date.  The pro forma data is presented as if these events had occurred prior to each period.

Gander Mountain Company

Condensed Balance Sheets

(In thousands)

	July 31, 2004	August 2, 2003	January 31, 2004
	(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,172	$808	$970
Accounts receivable	14,528	8,625	6,610
Inventories	253,710	174,148	180,361
Prepaids and other current assets	6,305	4,174	3,599

Total current assets	275,715	187,755	191,540

Property and equipment, net	65,684	48,799	54,421
Other assets	4,065	3,784	4,307

Total assets	$345,464	$240,338	$250,268

Liabilities and shareholders’ equity
Current liabilities:
Borrowings under credit facility	$83,469	$99,048	$102,058
Accounts payable	83,577	56,963	35,957
Accrued and other current liabilities	24,871	19,629	29,892

Total current liabilities	191,917	175,640	167,907

Long term liabilities	4,815	12,058	12,570

Shareholders’ equity	148,732	52,640	69,791

Total liabilities and shareholders’ equity	$345,464	$240,338	$250,268

Gander Mountain Company

Condensed Statements of Cash Flows - Unaudited

(In thousands)

	26 Weeks Ended
	July 31, 2004	August 2, 2003
Operating activities
Net loss	$(17,282)	$(15,635)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,264	3,785
Change in operating assets and liabilities:
Accounts receivable	(7,918)	(5,182)
Inventories	(73,349)	(64,186)
Prepaid expenses and other assets	(2,742)	(2,118)
Accounts payable and other liabilities	43,266	30,797
Net cash used in operating activities	(52,761)	(52,539)

Investing activities
Purchase of property and equipment	(14,825)	(11,075)
Net cash used in investing activities	(14,825)	(11,075)

Financing activities
Proceeds from sale of common stock, net of expenses	96,216	—
(Repayments of) proceeds from notes with affiliates	(9,839)	9,930
(Repayments of) borrowings under credit facility, net	(18,589)	53,901
Net cash provided by financing activities	67,788	63,831

Net increase in cash	202	217
Cash, beginning of period	970	591

Cash, end of period	$1,172	$808